UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   CORONADO, WILLIAM J.
   1501 NORTH HAMILTON STREET
   RICHMOND, VA  23230
   USA
2. Issuer Name and Ticker or Trading Symbol
   UNIVERSAL CORPORATION
   UVV
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   6/30/00
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   CONTROLLER
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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COMMON STOCK                 |6/30/0|I   |692               |A  |           |6,101(1)           |I(2)  |                           |
                             |0     |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |6/30/0|I   |368               |A  |           |21,895(3)          |D     |                           |
                             |0     |    |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |---------------    |      |                           |
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                             |      |    |                  |   |TOTAL      |27,996             |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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OPTIONS TO BUY COMMON ST|$35.3125|     |    |           |   |12/15|12/1/|COMMON STOCK|       |       |5,311       |D  |            |
OCK                     |        |     |    |           |   |/98  |04   |(4)         |       |       |            |   |            |
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OPTIONS TO BUY COMMON ST|$35.375 |     |    |           |   |12/6/|12/1/|COMMON STOCK|       |       |1,985       |D  |            |
OCK                     |        |     |    |           |   |97   |04   |(4)         |       |       |            |   |            |
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OPTIONS TO BUY COMMON ST|$38.94  |     |    |           |   |6/15/|11/20|COMMON STOCK|       |       |18,000      |D  |            |
OCK                     |        |     |    |           |   |98   |/07  |(4)         |       |       |            |   |            |
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OPTIONS TO BUY COMMON ST|$40.1875|     |    |           |   |6/8/9|12/1/|COMMON STOCK|       |       |2,417       |D  |            |
OCK                     |        |     |    |           |   |8    |04   |(4)         |       |       |            |   |            |
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OPTIONS TO BUY COMMON ST|$24.69  |     |    |           |   |6/15/|12/2/|COMMON STOCK|       |       |28,000      |D  |            |
OCK                     |        |     |    |           |   |00   |09   |(4)         |       |       |            |   |            |
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Explanation of Responses:
(1)INCLUDES 692 SHARES ACQUIRED FROM 7/1/99 THROUGH 6/30/00 IN THE STOCK PURCHASE PLAN
(2)NUMBER OF SHARES HELD IN THE EMPLOYEES STOCK PURCHASE
PLAN
(3)INCLUDES 368 SHARES PREVIOUSLY OWNED INDIRECTLY THROUGH THE STOCK PURCHASE
PLAN
(4)OPTIONS ISSUED UNDER THE EXECUTIVE STOCK
PLAN
SIGNATURE OF REPORTING PERSON
WILLIAM J. CORONADO, SIGNATURE OF FILE, FILED ELECTRONICALLY
DATE
AUGUST 9, 2000